Exhibit 99.1

NEWS RELEASE

Contact:	Richard Ehrich, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2017 Third Quarter Financial Results

  Third quarter royalties were $2.5 million, increasing 17 percent from the same period in the prior year.
  Third quarter product sales were $1.1 million, decreasing 10 percent from the same period in the prior year.
  Operating expenses totaled $2.2 million in the third quarter of 2017, an increase of 4 percent from the prior year period.  Capitalized software costs in the third quarter were $305,000 in the current year quarter and $507,000 in the prior year.
  Net income for the third quarter of 2017 totaled $870,000, a $401,000 increase from the same period in the prior year.
  Cash balance increased to $2.8 million, up from $2.7 million at the end of the second quarter of 2017.

Saint Paul, Minn., November 13, 2017 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its third quarter and nine months ended September 30, 2017.

Third-Quarter Results:

Image Sensing Systems' (ISS) 2017 third quarter revenue was $3.6 million, compared to $3.4 million in the third quarter of 2016. Gross margin from the third quarter of 2017 was 83 percent, a 7 percent increase from a gross margin of 76 percent for the same period in 2016.  The increase in the gross margin percent was primarily the result of a larger portion of sales being attributed to royalties.  Revenue from royalties was $2.5 million in the third quarter of 2017 compared to $2.1 million in the third quarter of 2016, a 17 percent increase.  Included in the third quarter were royalties related to the previously announced Miami-Dade County sale through Econolite.

Product sales decreased to $1.1 million in the quarter, a 10 percent decrease from $1.2 million in the third quarter of 2016. The decrease in product sales resulted from lower volume in North America.  Autoscope video product sales and royalties were $348,000 and $2.5 million, respectively, and RTMS radar product sales were $772,000 in the third quarter of 2017.  Product sales gross margin for the third quarter of 2017 was 54 percent, a 19 percent increase from the same period in 2016.  The increase in product gross margin is due to individually significant warranty charges in the prior year period related to legacy products that are no longer sold.

Exhibit 99.1

The Company’s net income in the third quarter was $870,000, or $0.17 per basic share, compared to net income of $469,000, or $0.09 per basic share, in the prior year period. The third quarter 2017 net income includes operating expenses of $2.2 million, a 4 percent increase from the third quarter of 2016.  During the third quarter of 2017, ISS capitalized $305,000 of internal software development costs compared to $507,000 in the prior year period.

On a non-GAAP basis, excluding intangible asset amortization and depreciation for the applicable periods, operating income for the third quarter of 2017 was $1.0 million compared to $570,000 in the prior year period.

"We were pleased to see Autoscope royalties improve in the third quarter, due in part to the delivery of product in support of the Miami-Dade adaptive corridor project.  The weather-related events in the Southern United States impacted our North American RTMS product sales and resulted in a product revenue shortfall.  Considering these challenges, we were pleased to realize the increase in net income and cash flow, which is a direct reflection of our commitment to disciplined investment," said Chad Stelzig, CEO for ISS.

Year-to-Date Results:

ISS’s revenue for the first nine months of 2017 was $10.2 million, a 10 percent decrease from revenue of $11.3 million in the first nine months of 2016. Sales gross margin for the first nine-months of 2017 was 80 percent, a 4 percent increase from the prior year period. The increase in the gross margin percent was primarily the result of a larger portion of sales attributable to royalties. Revenue from royalties was $6.0 million in the first nine-months of 2017, compared to $6.1 million in the same period in 2016, a 2 percent decline. Product sales were $4.2 million in the first nine months of 2017, a 19 percent decrease from $5.2 million in the first nine months of 2016. The previously announced Miami-Dade County Sale through Econolite is included in year-to-date royalties.

The first nine-months of revenue for 2017 included Autoscope Video product sales and royalties of $976,000 and $6.0 million, respectively, and RTMS Radar product sales of $3.2 million. Product sales gross margin for the first nine-months of 2017 was 58 percent, a 10 percent increase from the same period in the prior year.

The Company’s net income for the first nine months of 2017 and 2016 was $1.4 million, or $0.27 per basic share.  The net income for the first nine months of 2017 includes operating expenses of $6.8 million, a 6 percent decrease from the same period in 2016.  During the first nine months of 2017, we capitalized $871,000 of software development costs, compared to $1.6 million in the same period in the prior year.  Cash flow in the first nine months of 2017 improved to a positive $1.2 million, compared to a negative cash flow of $1.0 million in the first nine months of 2016.

Exhibit 99.1

On a non-GAAP basis, excluding intangible asset amortization, depreciation, and restructuring charges for the applicable periods, operating income for the first nine months of 2017 was $1.8 million, which is unchanged compared to the same period in the prior year.

"We are excited about the recent launch of RTMS Wrong Way Alerting Solution and IntellitraffiQ® central management software offerings.  RTMS Wrong Way Alerting Solution enables real-time detection and notification of vehicles traveling the wrong way on highway ramps.  The ability to quickly and accurately detect a vehicle and alert the driver and traffic management officials makes it an invaluable safety solution for traffic engineers.  IntellitraffiQ provides end users with unparalleled access to their infrastructure and also provides customizable asset mapping, reporting, and data mining.  With the addition of these new solutions to our product portfolio, we believe our solutions uniquely enable end-users to more effectively manage their infrastructure," concluded Mr. Stelzig.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

Exhibit 99.1

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 24, 2017.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
	2017	2016	2017	2016
Revenue
Product sales	$1,120	$1,249	$4,189	$5,184
Royalties	2,504	2,133	5,994	6,113
	3,624	3,382	10,183	11,297
Cost of revenue	602	814	2,034	2,696
Gross profit	3,022	2,568	8,149	8,601

Operating expenses
Selling, general and administrative	1,430	1,436	4,522	5,041
Research and development	722	636	2,266	2,033
Restructuring charges	—	—	—	126
	2,152	2,072	6,788	7,200
Income from operations	870	496	1,361	1,401
Other income	—	(27)	33	(27)
Income before income taxes	870	469	1,394	1,374
Income tax expense	—	—	4	4
Net income	$870	$469	$1,390	$1,370

Basic net income per share	$0.17	$0.09	$0.27	$0.27
Diluted net income per share	$0.17	$0.09	$0.27	$0.27

Weighted shares - basic	5,138	5,059	5,117	5,043
Weighted shares - diluted	5,151	5,068	5,121	5,045

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$2,756	$1,547
Receivables, net	3,091	3,011
Inventories	426	141
Prepaid expenses and other current assets	396	281
	6,669	4,980
Property and equipment, net	423	371
Intangible assets, net	3,396	2,795
Deferred taxes	63	58
	$10,551	$8,204
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$827	$256
Warranty and other current liabilities	1,849	1,739
	2,676	1,995

Shareholders’ equity	7,875	6,209
	$10,551	$8,204

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine-Month Periods Ended September 30,
	2017	2016
Operating Activities
Net income	$1,390	$1,370

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	461	223
Stock option expense	229	160
Loss on disposal of assets	2	13
Changes in operating assets and liabilities	73	(1,339)
Net cash provided by operating activities	2,155	427

Investing activities
Capitalized software development costs	(833)	(1,632)
Purchases of property and equipment	(148)	(113)
Net cash used for continuing investing activities	(981)	(1,745)
Net cash provided by discontinued investing activities	—	420
Net cash used for investing activities	(981)	(1,325)

Effect of exchange rate changes on cash	35	(73)

Increase (decrease) in cash and cash equivalents	1,209	(971)
Cash and cash equivalents at beginning of period	1,547	2,648
Cash and cash equivalents at end of period	$2,756	$1,677

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$85	$—
Capitalization of software development cost in accounts payable	38	—

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define Non-GAAP income from operations as income from operations before amortization of intangible assets, depreciation and restructuring charges for the applicable periods. Management believes Non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations.  Our definition of Non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles Non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
	2017	2016	2017	2016
Income from operations	$870	$496	$1,361	$1,401
Amortization of intangible assets	90	—	270	—
Depreciation	64	74	191	223
Restructuring charges	—	—	—	126
Non-GAAP income from operations	$1,024	$570	$1,822	$1,750

Note – Our calculation of Non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.